EXHIBIT 99.1

Capitol Bancorp Center 200 Washington Square North Lansing, MI 48933 2777 East Camelback Road Suite 375 Phoenix, AZ 85016 www.capitolbancorp.com
Analyst Contact: Media Contact:	Michael M. Moran Chief of Capital Markets 877-884-5662 Angela Kimber Director of Communications 517-316-0172

Capitol Bancorp Welcomes Nicholas G. Hahn as
Interim Chief Financial Officer

LANSING, Mich., and PHOENIX, Ariz.: September 12, 2011:  Capitol Bancorp Limited (OTCQB: CBCR) is pleased to announce that Nicholas G. Hahn has joined the company as Interim Chief Financial Officer overseeing the finance and accounting functions.

“We are pleased to welcome Nick to our organization,” said Capitol’s Chairman and CEO Joseph D. Reid. “His financial leadership, industry expertise and proven ability to assist organizations in transition are significant assets for our team.”

Reid also noted that Hahn has broad management experience in strategic planning and focusing operational units on key business drivers. “Nick’s ability to direct performance enhancement initiatives will complement our ongoing comprehensive strategic initiatives,” he said.

Hahn’s financial services background is substantial. Since 2009, he has been a financial and management consultant, and recently interim chief financial officer to a national government guaranteed lender. Prior to that, he was chief financial officer for a Belgian bank-owned  mortgage origination and servicing company based in New York, helping the company enter two new lines of business and significantly grow its revenue and customer bases. Hahn has also served as chief financial officer for a large cooperatively owned private bank where he directed all finance and accounting functions and as executive vice president of a publicly traded mortgage bank where he coordinated all production accounting and finance activities supporting four channels of mortgage origination.

Since 1982 when he began his career, Hahn spent five years with two of the Big Four accounting and auditing firms, and in various management roles with financial services institutions, rising to chief financial officer. A CPA, he has a bachelor’s degree in commerce from DePaul University and a master’s degree in business administration from the University of Chicago. Hahn is a member of the American Institute of Certified Public Accountants, the Illinois and Ohio CPA Societies and Financial Executives International.

About Capitol Bancorp Limited
Capitol Bancorp Limited is a national community banking company with a network of separately chartered banks in 13 states. Founded in 1988, Capitol Bancorp Limited has executive offices in Lansing, Michigan, and Phoenix, Arizona.